Exhibit 99
Company Contact:
Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 2510
FOR IMMEDIATE RELEASE
NORTHFIELD BANCORP, INC. ANNOUNCES
FIRST QUARTER 2011 RESULTS
NOTABLE ITEMS INCLUDE:
•	EARNINGS PER SHARE FOR THE QUARTER INCREASED TO $0.12, A 33% INCREASE OVER THE LINKED QUARTER AND A 50% INCREASE OVER THE COMPARABLE QUARTER IN 2010

•	NET INTEREST INCOME INCREASED 8.4% OVER THE COMPARABLE QUARTER OF 2010

•	LOAN PRODUCTION REMAINED STRONG AS LOANS HELD FOR INVESTMENT, NET, INCREASED 3.1% DURING THE QUARTER TO $853 MILLION

•	NONPERFORMING LOANS DECREASED 6.9% FROM DECEMBER 31, 2010, TO $56.7 MILLION AT MARCH 31, 2011

•	ACCRUING LOANS 30 TO 89 DAYS DELINQUENT DECLINED 26.5% FROM DECEMBER 31, 2010, TO $14.6 MILLION AT MARCH 31, 2011

•	QUARTERLY CASH DIVIDEND INCREASED 20% TO $0.06 PER SHARE
AVENEL, NEW JERSEY, APRIL 27, 2011....NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK-News), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.12 for the quarter ended March 31, 2011, as compared to $0.08 for the quarter ended March 31, 2010.
John W. Alexander, Chairman and Chief Executive Officer, commented that “The strong results for the quarter are reflective of several positive factors including strong loan growth, improved credit quality metrics, and a sustained net interest margin, coupled with disciplined expense control.” He noted that “During the quarter we continued to prudently maintain our allowance for loan losses and work with willing borrowers to return them to a performing status.”
Mr. Alexander continued, “I am pleased to announce that the Board of Directors has increased the quarterly cash dividend to $0.06 per common share. The dividend is payable on May 25, 2011, to stockholders of record as of May 11, 2011.”
Financial Condition
Total assets increased $108.6 million, or 4.8%, to $2.4 billion at March 31, 2011, from $2.2 billion at December 31, 2010. The increase was primarily attributable to increases in loans held for investment, net, of $25.5 million, or 3.1%, securities of $35.8 million, or 2.9%, and interest-bearing deposits in other financial institutions of $48.7 million, or 143.3%.
Loans held for investment, net, totaled $853.1 million at March 31, 2011, as compared to $827.6 million at December 31, 2010. The increase was primarily in multi-family real estate loans, which increased $39.7 million, or 14.0%, to $323.3 million at March 31, 2011, from $283.6 million at December 31, 2010. Insurance premium loans increased $5.2 million, or 11.6%, to $49.7 million, and home equity loans increased $2.0 million, or 6.9%, to $30.1 million at March 31, 2011. These increases were partially offset by decreases in commercial real estate, one-to-four family residential, land and construction, and commercial and industrial loans. Currently, management is focused on originating multi-family loans, with less emphasis on other loan types, considering risk profile, market demand, and related financial returns.

The Company’s securities portfolio totaled $1.3 billion at March 31, 2011, and December 31, 2010. At March 31, 2011, $1.1 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. The Company also held residential mortgage-backed securities not guaranteed by these three entities, referred to as “private label securities.” The private label securities had an amortized cost of $68.0 million and an estimated fair value of $70.7 million at March 31, 2011. These private label securities were in a net unrealized gain position of $2.7 million at March 31, 2011, consisting of gross unrealized gains of $3.2 million and gross unrealized losses of $523,000. In addition to the above mortgage-backed securities, the Company held $110.8 million in securities issued by corporate entities which were all rated investment grade at March 31, 2011, and $7.9 million of equity investments in mutual funds, consisting primarily of Community Reinvestment Act mutual funds and money market mutual funds.
Of the $70.7 million of private label securities, two securities with an estimated fair value of $10.0 million (amortized cost of $10.5 million) were rated less than AAA at March 31, 2011. One of the two securities was rated CC and was in an unrealized gain position at March 31, 2011. The other security, rated Caa2, was in an unrealized loss position, having an estimated fair value of $5.9 million (amortized cost of $6.4 million). Two additional securities (one with an amortized cost of $7.5 million and another with an amortized cost of $2.4 million) in unrealized gain positions at March 31, 2011, were downgraded from AAA to A2 and A1, respectively, subsequent to March 31, 2011. The ratings of the securities detailed above represent the lowest rating for each security received from the rating agencies of Moody’s, Standard & Poor’s, and Fitch. The Company continues to receive principal and interest payments in accordance with the contractual terms of these securities. Management has evaluated, among other things, delinquency status, location of collateral, estimated prepayment speeds, and the estimated default rates and loss severity in liquidating the underlying collateral for the security rated Caa2 at March 31, 2011. Since management does not have the intent to sell the security and it is more likely than not that the Company will not be required to sell the security, before its anticipated recovery, the Company believes that the unrealized loss at March 31, 2011, is temporary, and as such, is recorded as a component of accumulated other comprehensive income, net of tax.
During the three months ended March 31, 2011, the Company recognized an other-than-temporary impairment charge on an equity investment in a mutual fund. The investment has been in a continuous loss position for approximately ten months, and as a result of management’s evaluation of this security, the Company believed that the unrealized loss of $161,000 was other-than-temporary, and as such, recognized this charge in earnings during the three months ended March 31, 2011.
Interest-bearing deposits in other financial institutions totaled $82.7 million at March 31, 2011, as compared to $34.0 million at December 31, 2010. The Company routinely maintains liquid assets in interest-bearing accounts in other well-capitalized financial institutions.
Total liabilities increased to $2.0 billion at March 31, 2011, from $1.9 billion at December 31, 2010. The increase was primarily attributable to an increase in deposits of $30.4 million, or 2.2%, and an increase in borrowings of $98.1 million, or 25.1%, partially offset by a decrease of $20.0 million in amounts due to securities brokers for securities purchased but not settled at period end.
The increase in deposits for the three months ended March 31, 2011, was due in part to an increase of certificates of deposit (issued by the Bank) of $67.1 million, or 13.8% as compared to December 31, 2010. In addition, transaction accounts increased $11.1 million, or 5.9%, from December 31, 2010 to March 31, 2011. These increases were partially offset by a decrease of $20.7 million in total savings deposits, and a decrease of $27.1 million in short-term certificates of deposit originated through the CDARS® Network. The Company utilizes the CDARS® Network as a cost effective alternative to other short-term funding sources. The Company continues to focus its marketing and pricing of products which it believes promotes longer-term customer relationships. The increase in borrowings was primarily the result of the Company taking advantage of the current lower interest rate market to reduce interest rate risk, partially offset by maturities during the three months ended March 31, 2011. The decrease in due to securities brokers was the result of a decrease in the amount of securities purchases occurring prior to March 31, 2011, and settling after quarter end, than those that existed at December 31, 2010.
Total stockholders’ equity decreased to $395.8 million at March 31, 2011, from $396.7 million at December 31, 2010. The decrease was primarily attributable to $5.3 million in stock repurchases; the payment of approximately $848,000 in cash dividends, and a decrease in accumulated other comprehensive income of $895,000 for the three months ended March 31,

2011. These decreases were partially offset by net income of $5.0 million for the three months ended March 31, 2011, and an increase of $994,000 in additional paid-in capital primarily related to the recognition of compensation expense associated with equity awards.
Northfield Bank’s (the Company’s wholly-owned subsidiary) Tier 1 (core) capital ratio was approximately 13.04%, at March 31, 2011. The Bank’s total risk-based capital ratio was approximately 27.55% at the same date. These ratios continue to significantly exceed the required regulatory capital ratios necessary to be considered “well capitalized” under current federal capital regulations. Northfield Bancorp, Inc’s consolidated average total equity as a percentage of average total assets was 17.68% for the three months ended March 31, 2011, as compared to 19.21% for the three months ended March 31, 2010.
Asset Quality
Nonperforming loans totaled $56.7 million (6.6% of total loans) at March 31, 2011, as compared to $60.9 million (7.4% of total loans) at December 31, 2010, $55.4 million (6.9% of total loans) at September 30, 2010, $51.5 million (6.7% of total loans) at June 30, 2010, and $50.0 million (6.8% of total loans) at March 31, 2010. The following table also shows, for the same dates, troubled debt restructurings on which interest is accruing, and accruing loans delinquent 30 to 89 days (dollars in thousands).

	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
Non-accruing loans	$31,662	39,303	37,882	34,007	31,248
Non-accruing loans subject to restructuring agreements	24,136	19,978	17,261	17,417	13,090

Total non-accruing loans	55,798	59,281	55,143	51,424	44,338
Loans 90 days or more past due and still accruing	876	1,609	248	77	5,710

Total non-performing loans	56,674	60,890	55,391	51,501	50,048
Other real estate owned	521	171	171	1,362	1,533

Total non-performing assets	$57,195	61,061	55,562	52,863	51,581

Loans subject to restructuring agreements and still accruing	$12,259	11,198	11,218	10,708	8,817
Accruing loans 30 to 89 days delinquent	$14,551	19,798	35,190	30,619	38,371
Total non-accruing loans decreased $3.5 million, to $55.8 million at March 31, 2011, from $59.3 million at December 31, 2010. This decrease was primarily attributable to the following loan types being returned to accrual status during the quarter ended March 31, 2011: $1.8 million of multifamily loans, $407,000 of commercial real estate loans, and $135,000 of one-to-four family residential loans. Loans returned to accrual status were current as to principal and interest as of March 31, 2011, and factors indicating doubtful collection no longer existed, including the borrower’s performance under the original loan terms for at least six months. Non-accrual loans also decreased as a result of a $235,000 pay-off of a construction and land loan, the transfer of a $376,000 commercial real estate loan to other real estate owned, an additional $1.1 million of charge- offs being recorded on existing non-accrual loans, and principal paydowns of approximately $1.4 million. The above decreases in non-accruing loans during the quarter ended March 31, 2011, were partially offset by the following loan types being placed on non-accrual status during the quarter ended March 31, 2011: $651,000 of commercial real estate loans, $508,000 of commercial and industrial loans, $404,000 of construction and land loans, and $393,000 of multifamily loans.
Non-accruing loans subject to restructuring agreements totaled $24.1 million and $20.0 million at March 31, 2011, and December 31, 2010, respectively. Loans subject to restructuring agreements, and still accruing, totaled $12.3 million and $11.2 million at March 31, 2011, and December 31, 2010, respectively. During the three months ended March 31, 2011, we entered into five restructuring agreements, of which $1.7 million and $7.3 million were classified as accruing and non-accruing, respectively, at March 31, 2011. At March 31, 2011, $11.7 million, or 95.2%, of the $12.3 million of accruing troubled debt restructurings, and $20.8 million, or 86.3%, of the $24.1 million of non-accruing troubled debt restructurings, were performing in accordance with their restructured terms. Generally, restructured loans are placed on non-accrual status until sufficient performance under the restructured terms is achieved (generally six months). In certain circumstances, including demonstrated performance prior to the restructuring, management will continue to maintain a restructured loan in an accruing status.
Loans 90 days or more past due and still accruing decreased to $876,000 from $1.6 million at December 31, 2010. During the quarter ended March 31, 2011, a $291,000 one-to-four family residential loan was brought current, and a $38,000 commercial industrial loan and a $404,000 construction and land loan were moved to non-accrual status. Loans 90 days or more past due and still accruing at March 31, 2011, are considered well-secured and in the process of collection.
Generally, loans are placed on non-accrual status when they become 90 days or more delinquent, and remain on non-accrual status until they are brought current, have a minimum of six months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist. Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent, and still be on a non-accruing status.
The following tables detail the delinquency status of non-accruing loans at March 31, 2011 and December 31, 2010 (dollars in thousands).

	March 31, 2011
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$24,885	2,749	17,116	44,750
One -to- four family residential	349	415	370	1,134
Construction and land	1,210	—	3,139	4,349
Multifamily	—	496	2,904	3,400
Home equity and lines of credit	—	—	181	181
Commercial and industrial loans	557	—	1,238	1,795
Insurance premium loans	—	—	189	189

Total non-accruing loans	$27,001	3,660	25,137	55,798

	December 31, 2010
	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Real estate loans:
Commercial	$13,679	15,050	17,659	46,388
One -to- four family residential	135	770	370	1,275
Construction and land	2,152	1,860	1,110	5,122
Multifamily	1,824	927	2,112	4,863
Home equity and lines of credit	—	—	181	181
Commercial and industrial loans	—	267	1,056	1,323
Insurance premium loans	—	—	129	129

Total non-accruing loans	$17,790	18,874	22,617	59,281

Loans 30 to 89 days delinquent and on accrual status at March 31, 2011, totaled $14.6 million, a decrease of $5.2 million, from the December 31, 2010 balance of $19.8 million. The following tables set forth delinquencies for accruing loans by type and by amount at March 31, 2011 and December 31, 2010 (dollars in thousands).

	March 31, 2011
	30 to 89 Days	90 Days and Over	Total
Real estate loans:
Commercial	$6,561	$—	$6,561
One- to four-family residential	1,803	817	2,620
Construction and land	—	—	—
Multifamily	4,576	—	4,576
Home equity and lines of credit	254	59	313
Commercial and industrial loans	724	—	724
Insurance premium loans	572	—	572
Other loans	61	—	61
Total delinquent accruing loans	$14,551	$876	$15,427

	December 31, 2010
	30 to 89 Days	90 Days and Over	Total
Real estate loans:
Commercial	$8,970	$—	$8,970
One- to four-family residential	2,575	1,108	3,683
Construction and land	499	404	903
Multifamily	6,194	—	6,194
Home equity and lines of credit	262	59	321
Commercial and industrial loans	536	38	574
Insurance premium loans	660	—	660
Other loans	102	—	102
Total delinquent accruing loans	$19,798	$1,609	$21,407
The following table details the amounts and categories of the troubled debt restructurings by loan type as of March 31, 2011 and December 31, 2010 (dollars in thousands).

	At March 31, 2011		At December 31, 2010
	Non-Accruing	Accruing	Non-Accruing	Accruing
Troubled debt restructurings:
Real estate loans:
Commercial	$20,480	$8,030	$13,138	$7,879
One- to four-family residential	—	1,750	—	1,750
Construction and land	3,070	—	4,012	—
Multifamily	496	1,563	2,327	1,569
Commercial and industrial	90	916	501	—
Total	$24,136	$12,259	$19,978	$11,198
Other real estate owned amounted to $521,000 at March 31, 2011, as compared to $171,000 at December 31, 2010. This increase was attributable to the Company acquiring the collateral, by way of deed in lieu of foreclosure, supporting one commercial real estate loan.

Results of Operations
Quarter ended March 31, 2011 as compared to Quarter Ended March 31, 2010
Net income increased $1.6 million, or 47.0%, to $5.0 million for the quarter ended March 31, 2011, as compared to $3.4 million for the quarter ended March 31, 2010, due primarily to an increase of $1.2 million in net interest income, an increase of $1.4 million in non-interest income, and a $563,000 decrease in the provision for loan losses, partially offset by an increase of $832,000 in non-interest expense, and an increase of $750,000 in income tax expense.
Net interest income increased $1.2 million, or 8.4%, due primarily to average interest earning assets increasing $171.8 million, or 8.8%, partially offset by a decrease in the net interest margin of one basis point, or 0.3%, for the quarter ended March 31, 2011, compared to the quarter ended March 31, 2010. The average yield earned on interest earning assets decreased 16 basis points, or 3.7%, to 4.22% for the quarter ended March 31, 2011, compared to 4.38% for the quarter ended March 31, 2010. This change was partially offset by a 24 basis point decrease in the average rate paid on interest-bearing liabilities from 1.70% to 1.46%. The general decline in yields was due to the overall low interest rate environment and was driven by decreases in yields earned on mortgage-backed securities, as principal repayments were reinvested into lower yielding securities. The increase in average interest earning assets was due primarily to increases in average loans outstanding of $107.0 million and $160.8 million in mortgage-backed securities, partially offset by decreases in other securities and interest-earning assets in other financial institutions. Other securities consist primarily of investment-grade shorter-term corporate bonds, and government-sponsored enterprise bonds.
Non-interest income increased $1.4 million, or 80.4%, to $3.1 million for the quarter ended March 31, 2011, as compared to $1.7 million for the quarter ended March 31, 2010. This increase was primarily a result of an increase of $1.2 million in gains on securities transactions, net, and a $318,000 increase of income earned on bank owned life insurance, generated by increased cash surrender values, primarily resulting from higher levels of bank owned life insurance. The Company routinely sells securities when market pricing presents, in management’s assessment, an economic benefit that outweighs holding such securities, and when smaller balance securities become cost prohibitive to carry. These increases were partially offset by a $161,000 other-than-temporary impairment charge recognized on an equity investment in a mutual fund.
Non-interest expense increased $832,000, or 9.1%, for the quarter ended March 31, 2011, as compared to the quarter ended March 31, 2010, due primarily to compensation and employee benefits expense increasing $371,000, which resulted primarily from increases in employees, related to additional branch and operations personnel, and to a lesser extent, salary adjustments effective January 1, 2011. Occupancy expense increased $298,000, or 25.0%, over the same time period, primarily due to increases in rent and amortization of leasehold improvements relating to new branches and the renovation of existing branches.
The provision for loan losses was $1.4 million for the quarter ended March 31, 2011; a decrease of $563,000, or 29.2%, from the $1.9 million provision recorded in the quarter ended March 31, 2010. The decrease in the provision for loan losses in the current quarter was due primarily to a shift in the composition of our loan portfolio to multi-family loans, which generally require lower general reserves than other commercial real estate loans, and decreased levels of delinquencies and non-performing loans. As a result of improved levels of delinquencies and non-performing loans from December 31, 2010 to March 31, 2011, the general loss factors utilized in management’s estimate of credit losses inherent in the loan portfolio did not increase as compared to the quarter ended March 31, 2010. The Company experienced an increase in delinquencies and non-performing loans from December 31, 2009 to March 31, 2010, which warranted increases to general loss factors during the quarter ended March 31, 2010. During the quarter ended March 31, 2011, the Company recorded $1.2 million of charge-offs on three non-accruing commercial real estate loans and $25,000 of charge-offs on two non-accruing multifamily loans, based on the receipt of current appraisals. Net charge-offs were $198,000 for the quarter ended March 31, 2010.
The Company recorded income tax expense of $2.6 million and $1.8 million for the quarters ended March 31, 2011, and 2010, respectively. The effective tax rate for the quarter ended March 31, 2011, was 34.3%, as compared to 35.2% for the quarter ended March 31, 2010. The decrease in the effective tax rate was primarily a result of an increase in bank owned life insurance income.

About Northfield Bank
Northfield Bank, founded in 1887, operates 20 full service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.
(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At	At
	March 31, 2011	December 31, 2010
Selected Financial Condition Data:
Total assets	$2,355,731	$2,247,167
Cash and cash equivalents	92,671	43,852
Trading securities	4,381	4,095
Securities available for sale, at estimated fair value	1,280,188	1,244,313
Securities held to maturity	4,710	5,060
Loans held for investment, net	853,099	827,591
Allowance for loan losses	(22,015)	(21,819)
Net loans held for investment	831,084	805,772
Non-performing loans(1)	56,674	60,890
Other real estate owned	521	171
Bank owned life insurance	75,546	74,805
Federal Home Loan Bank of New York stock, at cost	9,334	9,784

Borrowed funds	489,365	391,237
Deposits	1,403,263	1,372,842
Total liabilities	1,959,969	1,850,450
Total stockholders’ equity	$395,762	$396,717

	Quarter Ended
	March 31,
	2011	2010
Selected Operating Data:
Interest income	$21,998	$21,007
Interest expense	6,227	6,458

Net interest income before provision for loan losses	15,771	14,549
Provision for loan losses	1,367	1,930

Net interest income after provision for loan losses	14,404	12,619
Non-interest income	3,109	1,723
Non-interest expense	9,953	9,121

Income before income tax expense	7,560	5,221
Income tax expense	2,590	1,840

Net income	$4,970	$3,381

Basic earnings per share (2)	$0.12	$0.08

Diluted earnings per share (2)	$0.12	$0.08

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three
	Months Ended
	March 31,
	2011		2010
Selected Financial Ratios:
Performance Ratios(3):
Return on assets (ratio of net income to average total assets)	0.90%		0.67%
Return on equity (ratio of net income to average equity)	5.08		3.48
Average equity to average total assets	17.68		19.21
Interest rate spread	2.76		2.68
Net interest margin	3.02		3.03
Efficiency ratio(4)	52.72		56.05
Non-interest expense to average total assets	1.80		1.80
Average interest-earning assets to average interest-bearing liabilities	122.42		126.45
Asset Quality Ratios:
Non-performing assets to total assets	2.43		2.46
Non-performing loans to total loans held for investment, net	6.64		6.79
Allowance for loan losses to non-performing loans	38.84		34.26
Allowance for loan losses to total loans	2.58		2.33
Annualized net charge-offs to total average loans	0.56		0.11
Provision for loan losses as a multiple of net charge-offs	1.17	x	9.75	x

(1)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in loans held-for-investment, net.

(2)	Basic net income per common share is calculated based on 41,101,028 and 41,509,173 average shares outstanding for the three months ended March 31, 2011, and March 31, 2010, respectively. Diluted earnings per share is calculated based on 41,542,868 and 41,823,794 average shares outstanding for the three months ended March 31, 2011, and March 31, 2010, respectively.

(3)	Annualized when appropriate.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Quarter Ended March 31,
	2011			2010
	Average Outstanding		Average Yield/	Average Outstanding		Average Yield/
	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Interest-earning assets:
Loans	$841,400	$12,474	6.01%	$734,417	$10,293	5.68%
Mortgage-backed securities	1,070,119	8,417	3.19	909,351	9,065	4.04
Other securities	151,435	970	2.60	229,298	1,500	2.65
Federal Home Loan Bank of New York stock	10,839	109	4.08	6,068	95	6.35
Interest-earning deposits in financial institutions	42,709	28	0.27	65,561	54	0.33

Total interest-earning assets	2,116,502	21,998	4.22	1,944,695	21,007	4.38
Non-interest-earning assets	127,783			107,191

Total assets	2,244,285			2,051,886

Interest-bearing liabilities:
Savings, NOW, and money market accounts	695,572	1,134	0.66	637,500	1,420	0.90
Certificates of deposit	541,373	1,883	1.41	588,675	2,532	1.74

Total interest-bearing deposits	1,236,945	3,017	0.99	1,226,175	3,952	1.31
Borrowed funds	491,957	3,210	2.65	311,798	2,506	3.26

Total interest-bearing liabilities	1,728,902	6,227	1.46	1,537,973	6,458	1.70
Non-interest bearing deposit accounts	110,285			109,640
Accrued expenses and other liabilities	8,371			10,124

Total liabilities	1,847,558			1,657,737
Stockholders’ equity	396,727			394,149

Total liabilities and stockholders’ equity	2,244,285			2,051,886

Net interest income		$15,771			$14,549

Net interest rate spread (2)			2.76			2.68
Net interest-earning assets (3)	$387,600			$406,722

Net interest margin (4)			3.02%			3.03%
Average interest-earning assets to interest-bearing liabilities			122.42			126.45

(1)	Average yields and rates for the three months ended March 31, 2011, and 2010 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

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